Exhibit 99 - PMC-Sierra, Inc. Press Release issued July 31, 2001.

News Release

FOR RELEASE ON JULY 31ST, 2001 AT APPROXIMATELY 7:45 A.M. PACIFIC TIME

PMC-Sierra Contacts:

John W. Sullivan                David Climie                   Glen Kayll
Chief Financial Officer         Manager, Investor Relations    Treasurer
Tel: 1 408 988 7785             Tel: 1 408 988 8276            Tel: 1 604 415 6162
john_sullivan@pmc-sierra.com    david_climie@pmc-sierra.com    glen_kayll@pmc-sierra.com

               PMC-SIERRA ANNOUNCES $225 MILLION PRIVATE OFFERING
                        OF CONVERTIBLE SUBORDINATED NOTES

Santa Clara, CA - July 31, 2001 -- PMC-Sierra, Inc. (Nasdaq: PMCS) today announced that it intends to offer, subject to market and other conditions, up to $225 million of Convertible Subordinated Notes due 2006 (plus an additional amount of up to $50 million) in a private placement. The notes will be convertible into the company's common stock at the option of the holder at the price determined.

PMC-Sierra intends to use the net proceeds of the anticipated offering for working capital and other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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